EXHIBIT 12


                        Bell Atlantic - New Jersey, Inc.
                Computation of Ratio of Earnings to Fixed Charges

                              (Dollars in Millions)


                                                                                        Years Ended December 31,
                                                   Three Months Ended    ---------------------------------------------------------
                                                     March 31, 1999      1998          1997         1996         1995         1994
                                                     --------------      ----          ----         ----         ----         ----
Income before provision for income taxes,
    extraordinary items, and cumulative effect of
    change in accounting principle                       $264.7        $  904.9      $ 837.4      $ 746.3      $ 757.0      $ 675.8
Interest expense                                           26.7           105.2        103.8         95.6         87.6        100.0
Portion of rent expense representing interest               3.9            15.9         15.1         12.7         12.8         12.4
Amortization of capitalized interest                        1.0             3.5          3.0          2.2          1.2          0.2
                                                         ------        ------------------------------------------------------------
Income, as adjusted                                      $296.3        $1,029.5      $ 959.3      $ 856.8      $ 858.6      $ 788.4
                                                         ======        ============================================================
Fixed charges:
Interest expense                                         $ 26.7        $  105.2      $ 103.8       $ 95.6       $ 87.6      $ 100.0
Portion of rent expense representing interest               3.9            15.9         15.1         12.7         12.8         12.4
Capitalized interest                                        2.0            12.0          7.6         10.6         19.7          5.1
                                                         ------        ------------------------------------------------------------
Fixed Charges                                            $ 32.6        $  133.1      $ 126.5      $ 118.9      $ 120.1      $ 117.5
                                                         ======        ============================================================
Ratio of Earnings to Fixed Charges                         9.09            7.73         7.58         7.21         7.15         6.71
                                                         ======        ============================================================